EXHIBIT 99.1

Table of Contents

Earnings Release and Table Listing

  Earnings Release Narrative
  Consolidated Balance Sheets
  Consolidated Statements of Income
  Selected Financial Data
    Net income (loss) by business segment
    Selected financial ratios
    Asset and liability activity
    Capital ratios (Bank only)
    Book value per share
    Number of branches including in-store locations
    Average balance sheet data
    Loan and deposit related fees
    Net gains on sales of loans and mortgage-backed securities
    Loan servicing income (loss), net
    Mortgage servicing rights activity (b)
    Mortgage loans serviced for others
    Loans held for investment
    Loans held for sale
    Residential one-to-four unit loans subject to negative amortization
    Non-performing assets
    Delinquent loans

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Brian E. Côté Chief Financial Officer (949) 509-4420

DOWNEY ANNOUNCES THIRD QUARTER 2008 RESULTS

          Newport Beach, California - October 22, 2008 - Downey Financial Corp. (NYSE: DSL) reported a net loss for third quarter 2008 of $81.1 million or $2.89 per share on a diluted basis, compared to a net loss of $23.4 million or $0.84 per share on a diluted basis in the year-ago third quarter.

          The $45.5 million unfavorable change in pre-tax loss between third quarters was due primarily to:

  A $48.7 million or 59.7% increase in provision for credit losses primarily due to a higher level of delinquent loans and an increase in loss severity from the continuing decline in housing values that provide the underlying collateral for our loans;
  A $40.0 million or 63.8% increase in operating expense, of which approximately 69% was due to higher costs related to the operation of real estate acquired in settlement of loans, with the balance of the increase primarily associated with higher deposit insurance premiums, and professional fees and consulting fees; and
  A $21.9 million or 22.4% decline in net interest income due to both a lower level of interest-earning assets and a lower effective interest rate spread.

These unfavorable items were partially offset by an increase in other income of $65.2 million primarily due to the sale of non-core real estate related contracts.

          For the first nine months of 2008, the net loss totaled $547.7 million or $19.64 per share on a diluted basis, compared with net income of $52.2 million or $1.87 per share on a diluted basis for the first nine months of 2007.

          Charles Rinehart, CEO, commented, "At quarter end, our core capital ratio was 7.48% and our risk-based capital ratio was 14.50%, in each case exceeding the minimum regulatory capital ratio required to be maintained by the Bank. We continue to work with our financial advisor towards raising additional external capital and we are reviewing the recently announced governmental programs to determine which programs, if any, might be available and appropriate for us. Finally, given depositor and marketplace concerns as various banks failed during the third quarter, we increased our cash-related assets as a cautionary measure relative to Downey’s liquidity despite the additional costs associated with doing so."

Net Interest Income

          Net interest income totaled $76.0 million in the third quarter of 2008, down $21.9 million or 22.4% from a year ago, reflecting a $1.828 billion or 13.0% decline in average interest-earning assets to $12.214 billion and a decline in the effective interest rate spread. The average effective interest rate spread was 2.49% in the current quarter, down 0.30% from a year ago and 0.24% from the second quarter of 2008. The

Page 1

decline in the current quarter effective interest spread from a year ago primarily reflected the negative impact of a higher proportion of non-performing assets. The decline in the effective interest spread from the second quarter of 2008 reflected both a higher level of non-performing assets as well as an increase in non-interest bearing cash related assets for liquidity purposes funded with interest-bearing liabilities.

          For the first nine months of 2008, net interest income totaled $242.7 million, down $91.9 million or 27.5% from the year-ago period.

Provision for Credit Losses

          During the current quarter, the provision for credit losses totaled $130.3 million, up $48.7 million from a year ago.

          At September 30, 2008, the allowance for credit losses was $763 million, comprised of $762 million for loan losses and $1 million for unfunded loan commitments which is reported within accounts payable and accrued liabilities. The allowance for credit losses increased $29.3 million this quarter, of which $24.3 million was related to specific allowances associated with certain troubled debt restructurings pursuant to our borrower retention program which is discussed more fully below in the section entitled "Non-Performing Assets." These specific allowances will be accreted into interest income over the remaining life of the modified loans as long as they remain on accrual status. The balance of the increase in the allowance for credit losses was primarily due to loan workout modifications.

          Downey’s allowance methodology incorporates assumptions related to default probabilities, loss severities and loss horizons based on historical experience, current market conditions, and the unique characteristics of each borrower, loan and underlying collateral. On a comparative basis, these factors individually increase or decrease the amount of the allowance for loan losses from prior periods. In the current quarter, loss severities continued to increase and loss horizons continued to shorten. Further, as a result of deteriorating conditions facing the residential housing market, borrower equity continues to decline. Partially offsetting this unfavorable trend was a small decrease in default probabilities due to lower mortgage interest rates and a lower proportion of option ARM loans in our portfolio that have a higher loss experience.

          Net loan charge-offs totaled $97.6 million in the current quarter, compared with $8.3 million a year ago. Net charge-offs in the current quarter are primarily related to residential one-to-four unit loans compared with the year-ago quarter which included a $4.0 million net charge-off associated with a land loan that was foreclosed upon. The annualized net charge-off ratio in the current quarter grew to 3.62% from 0.28% a year ago.

          For the first nine months of 2008, the provision for credit losses totaled $626.0 million and net charge-offs were $204.9 million. This compares with a $91.7 million provision for credit losses and net charge-offs of $10.0 million a year ago.

Page 2

Other Income

          Other income totaled $68.2 million in the current quarter, up $65.2 million from a year ago primarily due to a $70.0 million gain from the previously reported sale of certain non-core real estate contracts to a third party. Offsetting contributors to this increase between third quarters was:

  A $2.9 million unfavorable change in income from investments in real estate and joint ventures primarily due to losses from sales in the current quarter of $2.4 million, compared with a gain of $0.7 million a year ago. Writedowns in the value of single family home lots in which the company is a joint venture partner totaled $8.1 million in the current quarter, down from $9.0 million a year ago; and
  A $1.8 million decline in net gains on sale of loans and mortgage-backed securities, reflecting a decline in loans sold, partially offset by a higher gain per dollar of loan sold. Net gains in the current quarter totaled $0.7 million, including a $1.6 million loss due to the impact of valuing derivatives associated with the sale of loans. Excluding the impact of the SFAS 133 derivative valuation, a gain was realized equal to 1.03% on secondary market sales of $221 million, compared with the year-ago gain of 0.91% on secondary market sales of $337 million.

          For the first nine months of 2008, other income totaled $89.2 million, up $51.0 million or 133.3% from a year ago.

Operating Expense

          Operating expense totaled $102.7 million in the current quarter, up $40.0 million or 63.8% from a year ago. The increase primarily reflected an increase of $27.8 million in net operations of real estate acquired in the settlement of loans due to a higher number of foreclosed properties and general and administrative expense of $12.2 million or 20.7%. The increase in general and administrative expense between third quarters was primarily a result of increases of:

  $5.7 million in deposit insurance premiums and regulatory assessments due, in part, to a special credit received in the year-ago period and higher premium rates in the current quarter;
  $6.0 million in professional, consulting, and executive search fees; and
  $0.9 million in salaries and related costs due, in part, to the year-ago reversal of certain management incentive plan accruals.

          For the first nine months of 2008, operating expense totaled $280.2 million, up $89.5 million or 46.9% from a year ago.

Income Taxes

          A tax benefit of $7.6 million was recorded in the current quarter, reflecting an effective tax rate benefit of 8.6%, compared with the year-ago effective tax rate benefit of 46.0%. For the first nine months of 2008, an effective tax rate benefit of 4.6% was recorded, compared with effective tax rate of 42.2% a year ago.

Page 3

          The decline in the effective tax rate benefit between third quarters relates to the valuation allowance established against the deferred tax asset. The deferred tax asset resulted from a significant increase in the loan loss allowance due, in part, to the factors discussed above in "Provision for Credit Losses." To the extent the loan loss allowance is not allocable to specific loans, it represents future tax benefits which would be realized when actual charge-offs are made against the allowance. To the extent available sources of taxable income, including prior years’ tax returns, are deemed per generally accepted accounting principles to be insufficient to absorb tax losses, the establishment of a valuation allowance against the tax asset is necessary. The valuation allowance increased by $33 million in the current quarter to $216 million against tax assets of $235 million.

          Since generally accepted accounting principles require Downey to spread its expected annual tax benefit across the entire year through an effective tax rate, we expect to continue realizing a tax benefit for the remainder of the current year.

Assets, Loan Originations and Deposits

          At September 30, 2008, assets totaled $12.781 billion, down $1.637 billion or 11.4% from a year ago. During the current quarter, assets increased $149 million primarily due to increases of $460 million in cash and cash equivalents, $118 million in loans held for investment, $54 million in Federal Home Loan Bank stock, and $33 million in other assets. Those asset increases were partially offset by declines of $406 million in investment securities, $78 million in loans held for sale and $48 million in investments in real estate and joint ventures. Included within loans held for investment at quarter end were $5.715 billion of single family adjustable rate mortgages subject to negative amortization, down $527 million from June 30, 2008. These loans comprised 52% of the single family residential loan portfolio held for investment at quarter end, compared with 74% a year ago. The amount of negative amortization included in loan balances declined $27 million during the current quarter to $318 million or 5.6% of loans subject to negative amortization. During the current quarter, approximately 10% of loan interest income represented negative amortization, down from 15% in the second quarter 2008 and 26% in the year-ago third quarter.

          Loan originations (including purchases) totaled $804 million in the current quarter, up $110 million or 15.8% from $694 million originated a year ago but down from $1.027 billion originated in the second quarter of 2008. Single family residential loans originated for portfolio increased $128 million or 29.6% from a year ago to $560 million, while other loans originated for portfolio increased $79 million to $96 million in the current quarter. Those increases were partially offset by a decline in loans originated for sale, which declined $98 million or 39.8% to $147 million.

          Not included in the above originations are loans for which we modify the terms of a borrower’s loan. During the current quarter, we modified $157 million of loans associated with our borrower retention program, wherein the borrower was current with their loan payments and the new interest rate was no less than that afforded new borrowers, and an additional $149 million of loans at below market interest rates in loan workout situations. All of the portfolio retention modifications were adjustable rate loans, which permitted negative amortization, that were modified into five-year interest-only adjustable rate loans with interest rates that adjust semi-annually but do not permit negative amortization. Most of the other modifications were modified for a two year period into a fixed rate interest-only product.

          Deposits totaled $9.618 billion at quarter end, down $1.044 billion or 9.8% from a year ago. At quarter end, the number of branches totaled 175 (170 in California and five in Arizona). At quarter end, the average deposit size of our 85 traditional branches was $89 million, while the average deposit size of our 90 in-store branches was $23 million. During the current quarter, borrowings increased by $487 million and represented 18% of total assets at quarter end.

Page 4

Non-Performing Assets

          Non-performing assets increased during the quarter by $44 million to $2.002 billion and represented 15.66% of total assets, compared with 7.77% at year-end 2007 and 2.94% a year ago.

          A borrower retention program was initiated at the beginning of the third quarter of 2007 to provide borrowers who are current with their loan payments a cost effective means to change from an adjustable rate loan that permits negative amortization to a less costly financing alternative. Those loans are considered troubled debt restructurings and have been placed on non-accrual status even though the interest rate following modification was no less than that afforded new borrowers. The reason for this is because the modified interest rate was lower than the interest rate on the original loan and the loan was not re-underwritten to prove that the new interest rate was, in fact, a market interest rate for a borrower with similar credit quality. Interest income is recorded as these borrowers make their loan payments and in the current quarter $8.7 million of interest income was recognized, including $1.1 million of amortization of the associated impairment allowance. If these borrowers perform pursuant to the modified terms for six consecutive months, the loans will be placed back on accrual status and, while still reported as troubled debt restructurings, they will no longer be classified as non-performing assets because the borrower will have demonstrated an ability to perform in accordance with the loan modification and the interest rate was no less than those afforded new borrowers at the time of modification.

          To the extent borrowers whose loans were modified pursuant to the borrower retention program are current with their loan payments and included in non-performing assets, it is relevant to distinguish those loans from total non-performing assets because, unlike other loans classified as non-performing assets, these loans are paying interest at interest rates no less than those afforded new borrowers. At September 30, 2008, $409 million or 72% of the borrowers whose loans were modified subject to the program had made all loan payments due. Accordingly, the 15.66% ratio of non-performing assets to total assets includes 3.20% related to performing troubled debt restructurings, resulting in an adjusted ratio of 12.46%.

          At September 30, 2008, $578 million of loans modified pursuant to our borrower retention program have been removed from non-performing status because they met the six-month payment performance threshold and have continued to perform. Of all loans modified pursuant to the borrower retention program, including those classified as non-performing as well as those removed from non-performing status, 82% have made all payments due.

          At September 30, 2008, real estate acquired in settlement of loans totaled $278 million. Included are 1,080 single family homes, one property consisting of 113 single family lots and one property consisting of raw land for approximately 545 single family lots. During the quarter, 596 new single family homes were acquired, while 404 were sold. As of quarter end, 167 single family homes were in escrow to be sold and offers were being negotiated on an additional 96 homes.

Regulatory Capital Ratios

          At September 30, 2008, Downey Financial Corp.’s primary subsidiary, Downey Savings and Loan Association, F.A., had core and tangible capital ratios of 7.48%, and a total risk-based capital ratio of 14.50%. The Bank’s regulatory capital position was enhanced during the current quarter by a $39 million dividend from DSL Service Company, the Bank’s wholly-owned real estate subsidiary, and a $30 million contribution of equity from the holding company. These were more than offset by the net loss recorded in the current quarter.

Page 5

          Certain statements in this release may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements do not relate strictly to historical information or current facts. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Downey’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Downey conducts its operations, new, changed or increased regulatory restrictions, pending or threatened litigation, a decrease in Downey’s customers, including a decrease in Downey’s deposit base, the possible loss of key personnel, the inability to successfully implement strategic initiatives, changes in deposit flows and loan demand, risks associated with industry concentration with respect to deposits, risk of credit losses, risk associated with residential mortgage lending, risk associated with a slowdown in the housing market or high interest rates, fluctuations in interest rates, credit quality, the outcome of ongoing audits by taxing authorities and government regulation. Downey does not update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made, except as required by law. Downey is not able to make any assurances, including but not limited to any assurances that the increased rate of sale of foreclosed homes will continue in future periods, the percentage of unsold homes in escrow or under negotiation will be representative of the number or percentage of homes sold in future periods, we will have adequate liquidity in future periods, capital levels will exceed levels required by our regulators in future periods or that we will be able to meet other requirements imposed by our regulators.

          For further information, contact: Brian E. Côté, Chief Financial Officer at (949) 509-4420.

Page 6

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,	September 30,
(Dollars in Thousands, Except Per Share Data)	2008	2007	2007

Assets
Cash	$451,815	$83,840	$86,072
Federal funds and interest earning due from banks	101,129	5,900	1,551

Cash and cash equivalents	552,944	89,740	87,623
U.S. Treasury, government sponsored entities and other investment
securities available for sale, at fair value	592,542	1,549,879	2,142,278
Loans held for sale, at lower of cost or fair value	7,673	103,384	90,228
Mortgage-backed securities available for sale, at fair value	104	111	112
Loans held for investment	11,511,330	11,381,327	11,744,063
Allowance for loan losses	(761,824)	(348,167)	(142,218)

Loans held for investment, net	10,749,506	11,033,160	11,601,845
Investments in real estate and joint ventures	15,606	68,679	58,715
Real estate acquired in settlement of loans	278,091	115,623	59,773
Premises and equipment, net	113,663	115,846	117,535
Federal Home Loan Bank stock, at cost	133,255	70,964	70,058
Mortgage servicing rights:
Measured at fair value	22,814	-	-
Amortized	-	19,512	21,849
Other assets	161,884	113,761	130,889
Income tax receivable	133,852	6,312	27,900
Deferred tax asset	19,265	122,086	8,912

	$12,781,199	$13,409,057	$14,417,717

Liabilities and Stockholders’ Equity
Deposits	$9,618,384	$10,496,041	$10,662,618
Securities sold under agreements to repurchase	-	-	566,350
Federal Home Loan Bank advances	2,110,061	1,197,100	1,308,867
Senior notes	198,593	198,445	198,398
Accounts payable and accrued liabilities	82,447	183,054	237,258

Total liabilities	12,009,485	12,074,640	12,973,491

Stockholders’ equity
Preferred stock, par value of $0.01 per share; authorized 5,000,000 shares;
outstanding none	-	-	-
Common stock, par value of $0.01 per share; authorized 50,000,000 shares;
issued 29,080,777 shares at September 30, 2008 and 28,235,022 shares at
December 31, 2007 and September 30, 2007; outstanding 29,080,777 shares at September 30, 2008 and 27,853,783 at December 31, 2007 and
September 30, 2007	291	282	282
Additional paid-in capital	93,835	93,792	93,792
Accumulated other comprehensive income (loss)	(6,231)	2,768	388
Retained earnings	683,819	1,254,367	1,366,556
Treasury stock, at cost, 381,239 at December 31, 2007 and
September 30, 2007	-	(16,792)	(16,792)

Total stockholders’ equity	771,714	1,334,417	1,444,226

	$12,781,199	$13,409,057	$14,417,717

Page 7

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(Dollars in Thousands, Except Per Share Data)	2008	2007	2008	2007

Interest income
Loans	$154,479	$208,314	$493,193	$690,869
U.S. Treasury and government sponsored entities securities	12,977	26,350	49,330	65,644
Mortgage-backed securities	2	3	8	9
Other investment securities	1,610	1,207	3,713	5,396

Total interest income	169,068	235,874	546,244	761,918

Interest expense
Deposits	67,726	108,514	243,047	333,977
Federal Home Loan Bank advances and other borrowings	22,010	26,088	50,601	83,494
Senior notes	3,305	3,302	9,913	9,904

Total interest expense	93,041	137,904	303,561	427,375

Net interest income	76,027	97,970	242,683	334,543
Provision for credit losses	130,291	81,562	626,035	91,684

Net interest income (loss) after provision for credit losses	(54,264)	16,408	(383,352)	242,859

Other income, net
Loan and deposit related fees	8,152	8,913	24,595	27,087
Real estate and joint ventures held for investment, net	(10,749)	(7,892)	(16,625)	(7,527)
Net gain on sale of real estate related contracts	69,972	-	69,972	-
Secondary marketing activities:
Loan servicing income (loss), net	(56)	(294)	2,724	(1,519)
Net gains on sales of loans and mortgage-backed securities	677	2,506	6,898	20,224
Net gains on sales of investment securities	-	-	837	-
Other	219	(197)	817	(16)

Total other income, net	68,215	3,036	89,218	38,249

Operating expense
Salaries and related costs	37,611	36,699	118,197	119,931
Premises and equipment costs	9,224	9,736	27,402	27,667
Advertising expense	1,473	1,400	2,750	4,469
Deposit insurance premiums and regulatory assessments	8,117	2,413	15,509	7,659
Professional fees	3,000	489	4,146	1,779
Impairment writedown of goodwill	-	-	3,149	-
Other general and administrative expense	11,802	8,275	29,256	24,271

Total general and administrative expense	71,227	59,012	200,409	185,776
Net operation of real estate acquired in settlement of loans	31,428	3,664	79,763	4,903

Total operating expense	102,655	62,676	280,172	190,679

Income (loss) before income taxes (tax benefits)	(88,704)	(43,232)	(574,306)	90,429
Income taxes (tax benefits)	(7,634)	(19,871)	(26,620)	38,183

Net income (loss)	$(81,070)	$(23,361)	$(547,686)	$52,246

Per share information
Basic	$(2.89)	$(0.84)	$(19.64)	$1.87
Diluted	$(2.89)	$(0.84)	$(19.64)	$1.87
Cash dividends declared and paid	$0.01	$0.12	$0.25	$0.36
Weighted average shares outstanding
Basic	27,960,478	27,853,783	27,889,608	27,853,783
Diluted	27,960,478	27,853,783	27,889,608	27,882,804

Page 8

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(Dollars in Thousands)	2008	2007	2008	2007

Net income (loss) by business segment
Banking	$(69,026)	$(18,851)	$(531,991)	$56,186
Real estate investment	(12,044)	(4,510)	(15,695)	(3,940)

Total net income (loss)	$(81,070)	$(23,361)	$(547,686)	$52,246

Selected financial ratios
Effective interest rate spread	2.49%	2.79%	2.61%	3.05%
Efficiency ratio (a)	83.78	54.19	70.82	48.85
Return on average assets	(2.42)	(0.64)	(5.51)	0.46
Return on average equity	(39.04)	(6.36)	(69.68)	4.82

Asset and liability activity
Loans for investment portfolio:
Originations: (b)
Residential one-to-four units	$560,258	$432,262	$1,746,162	$1,734,112
All other	95,953	16,743	164,100	49,119
Repayments	(297,790)	(979,625)	(1,263,483)	(4,029,811)

Loans originated for sale portfolio (b)	147,292	244,831	596,374	1,380,371

Loans and mortgage-backed securities sold	(221,161)	(337,320)	(685,261)	(1,621,690)

Increase (decrease) in loans and mortgage-backed securities	40,607	(699,881)	(379,372)	(2,478,565)

Increase (decrease) in assets	148,880	(485,253)	(627,858)	(1,789,665)

Decrease in deposits	(262,594)	(584,188)	(877,657)	(1,122,251)

Increase (decrease) in borrowings	487,239	183,347	913,109	(735,401)

Earnings Release and Table Listing

	September 30,	December 31,	September 30,
	2008	2007	2007

Capital ratios (Bank only)
Tangible and core	7.48%	9.98%	10.21%
Risk-based	14.50	19.82	21.34

Book value per share	$26.54	$47.91	$51.85

Number of branches including in-store locations	175	172	172

(a) The amount of general and administrative expense, excluding the impairment writedown of goodwill, expressed as a percentage of net interest income plus other income, excluding income associated with real estate held for investment.
(b) Included loans purchased.

Page 9

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Three Months Ended September 30,

	2008			2007

	Average		Average	Average		Average
(Dollars in Thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Average balance sheet data
Interest-earning assets:
Loans:
Loan prepayment fees		$463	0.02%		$8,542	0.29%
Write-off of deferred costs and
premiums from loan payoffs		(3,391)	(0.13)		(16,315)	(0.55)
All other		157,407	5.84		216,087	7.22

Total loans	$10,783,449	154,479	5.73	$11,973,516	208,314	6.96
Mortgage-backed securities	105	2	4.78	113	3	5.77
Investment securities (a)	1,430,431	14,587	4.06	2,068,187	27,557	5.29

Total interest-earnings assets	12,213,985	$169,068	5.54%	14,041,816	$235,874	6.72%
Non-interest-earning assets	1,158,650			485,648

Total assets	$13,372,635			$14,527,464

Transaction accounts:
Non-interest-bearing checking (b)	$766,544	$-	-%	$730,179	$-	-%
Interest-bearing checking (b)	400,758	1,142	1.13	470,516	340	0.29
Money market	108,361	280	1.03	139,808	367	1.04
Regular passbook	864,663	1,952	0.90	1,117,084	2,660	0.94

Total transaction accounts	2,140,326	3,374	0.63	2,457,587	3,367	0.54
Certificates of deposit	7,564,088	64,352	3.38	8,455,461	105,147	4.93

Total deposits	9,704,414	67,726	2.78	10,913,048	108,514	3.94
FHLB advances and other borrowings (c)	2,538,497	22,010	3.45	1,766,933	26,088	5.86
Senior notes	198,565	3,305	6.66	198,381	3,302	6.66

Total deposits and borrowings	12,441,476	93,041	2.98	12,878,362	137,904	4.25
Other liabilities	100,624			179,944
Stockholders’ equity	830,535			1,469,158

Total liabilities and stockholders’ equity	$13,372,635			$14,527,464

Net interest income/interest rate spread		$76,027	2.56%		$97,970	2.47%
Excess (deficiency) of interest-earning assets
over deposits and borrowings	$(227,491)			$1,163,454
Effective interest rate spread			2.49			2.79

(a) Yields for securities available for sale are calculated using historical cost balances and are not adjusted for changes in fair value that are reflected as a separate component of stockholders’ equity.
(b) Included amounts swept into money market deposit accounts.
(c) The impact of interest rate swap contracts was included, with notional amounts totaling $430 million of receive-fixed, pay-3-month London Inter-Bank Offered Rate ("LIBOR") variable interest, which contracts serve as a permitted hedge against a portion of our FHLB advances.

Page 10

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Nine Months Ended September 30,

	2008			2007

	Average		Average	Average		Average
(Dollars in Thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Average balance sheet data
Interest-earning assets:
Loans:
Loan prepayment fees		$3,632	0.04%		$47,937	0.50%
Write-off of deferred costs and
premiums from loan payoffs		(15,669)	(0.19)		(66,454)	(0.69)
All other		505,230	6.21		709,386	7.37

Total loans	$10,854,805	493,193	6.06	$12,829,398	690,869	7.18
Mortgage-backed securities	108	8	5.45	127	9	5.85
Investment securities (a)	1,520,402	53,043	4.66	1,781,837	71,040	5.33

Total interest-earnings assets	12,375,315	$546,244	5.89%	14,611,362	$761,918	6.95%
Non-interest-earning assets	874,532			478,398

Total assets	$13,249,847			$15,089,760

Transaction accounts:
Non-interest-bearing checking (b)	$704,296	$-	-%	$762,050	$-	-%
Interest-bearing checking (b)	436,960	2,208	0.67	481,867	1,117	0.31
Money market	126,724	982	1.04	145,141	1,128	1.04
Regular passbook	973,320	6,687	0.92	1,183,810	8,423	0.95

Total transaction accounts	2,241,300	9,877	0.59	2,572,868	10,668	0.55
Certificates of deposit	7,793,586	233,170	4.00	8,742,787	323,309	4.94

Total deposits	10,034,886	243,047	3.24	11,315,655	333,977	3.95
FHLB advances and other borrowings (c)	1,832,461	50,601	3.69	1,909,513	83,494	5.85
Senior notes	198,520	9,913	6.66	198,334	9,904	6.66

Total deposits and borrowings	12,065,867	303,561	3.36	13,423,502	427,375	4.26
Other liabilities	135,922			219,667
Stockholders’ equity	1,048,058			1,446,591

Total liabilities and stockholders’ equity	$13,249,847			$15,089,760

Net interest income/interest rate spread		$242,683	2.53%		$334,543	2.69%
Excess of interest-earning assets over
deposits and borrowings	$309,448			$1,187,860
Effective interest rate spread			2.61			3.05

(a) Yields for securities available for sale are calculated using historical cost balances and are not adjusted for changes in fair value that are reflected as a separate component of stockholders’ equity.
(b) Included amounts swept into money market deposit accounts.
(c) The impact of interest rate swap contracts was included, with notional amounts totaling $430 million of receive-fixed, pay-3-month LIBOR variable interest, which contracts serve as a permitted hedge against a portion of our FHLB advances.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(Dollars in Thousands)	2008	2007	2008	2007

Loan and deposit related fees
Loan related fees	$445	$572	$1,244	$2,233
Deposit related fees:
Automated teller machine fees	1,747	2,287	5,603	7,032
Other fees	5,960	6,054	17,748	17,822

Total loan and deposit related fees	$8,152	$8,913	$24,595	$27,087

Net gains (losses) on sales of loans and mortgage-backed securities
Mortgage servicing rights	$901	$1,394	$3,580	$4,661
All other components excluding SFAS 133	1,377	1,665	2,889	14,999
SFAS 133	(1,601)	(553)	429	564

Total net gains on sales of loans and mortgage-backed securities	$677	$2,506	$6,898	$20,224

Secondary marketing gain excluding SFAS 133 as a
percentage of associated sales	1.03%	0.91%	0.94%	1.21%

Page 11

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(Dollars in Thousands)	2008	2007	2008	2007

Loan servicing income (loss), net
Net cash servicing fees	$1,797	$1,657	$5,312	$4,862
Payoff and curtailment interest cost (a)	(208)	(787)	(1,029)	(3,241)
Change in fair value of mortgage servicing rights due to: (b)
Change in valuation model inputs or assumptions (c)	(1,038)	-	536	-
Other changes (d)	(607)	-	(2,095)	-
Amortization of mortgage servicing rights	-	(950)	-	(2,941)
Provision for impairment of mortgage servicing rights	-	(214)	-	(199)

Total loan servicing income (loss), net	$(56)	$(294)	$2,724	$(1,519)

Mortgage servicing rights activity
Balance at beginning of period	$23,558	$21,707	$21,973	$21,435
Remeasurement of mortgage servicing rights to fair value (b)	-	-	(918)	-

Adjusted balance at beginning of period	23,558	21,707	21,055	21,435
Additions (e)	901	1,394	3,580	4,661
Amortization	-	(950)	-	(2,941)
Sales	-	-	(262)	(868)
Impairment write-down	-	(37)	-	(173)
Change in fair value due to:
Change in valuation model inputs or assumptions (c)	(1,038)	-	536	-
Other changes (d)	(607)	-	(2,095)	-

Balance at end of period	22,814	22,114	22,814	22,114

Allowance balance at beginning of period	-	88	2,461	239
Remeasurement of mortgage servicing rights to fair value	-	-	(2,461)	-

Adjusted balance at beginning of period	-	88	-	239
Provision for impairment	-	214	-	199
Impairment write-down	-	(37)	-	(173)

Allowance balance at end of period	-	265	-	265

Total mortgage servicing rights, net	$22,814	$21,849	$22,814	$21,849

As a percentage of associated mortgage loans	0.91%	0.90%	0.91%	0.90%
Fair value (f)	$22,814	$23,935	$22,814	$23,935
Weighted average expected life (in months)	67	69	67	69
Custodial account earnings rate	3.23%	4.57%	3.23%	4.57%
Weighted average discount rate	11.74	11.63	11.74	11.63

Earnings Release and Table Listing

	September 30,	December 31,	September 30,
(Dollars in Thousands)	2008	2007	2007

Mortgage loans serviced for others
Total	$5,347,377	$5,525,357	$5,622,331
With capitalized mortgage servicing rights: (f)
Amount	2,495,492	2,436,278	2,419,432
Weighted average interest rate	5.89%	5.88%	5.83%
Total loans sub-serviced without mortgage servicing rights: (g)
Term – less than six months	$96,428	$81,123	$76,870
Term – indefinite	2,751,711	2,995,119	3,112,895

Custodial account balances	$75,452	$81,778	$84,819

(a) Represents the difference between the contractual obligation to pay interest to the investor for an entire month and the actual interest received when a loan prepays prior to the end of the month. However, loan servicing activities do not include the benefit of the use of total loan repayments to increase net interest income.
(b) Effective January 1, 2008, Downey adopted the fair value provision of Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140 ("SFAS 156") and remeasured its mortgage servicing rights ("MSRs") at fair value. Downey recorded a pretax adjustment to increase MSRs by $1.5 million and a corresponding cumulative effect adjustment of $0.9 million, after tax, to increase the 2008 beginning balance of retained earnings in stockholders’ equity.
(c) Reflects changes in assumptions for such items as discount rates and prepayment speeds.
(d) Represents changes due to realization of expected cash flows over time.
(e) Included minor amounts repurchased.
(f) Excludes loans sub-serviced without capitalized mortgage servicing rights. The estimated fair values for periods presented prior to 2008 may exceed book value for certain asset strata and excluded loans sold or securitized prior to 1996.
(g) Servicing is performed for a fixed fee per loan each month.

Page 12

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	September 30,	December 31,	September 30,
(Dollars in Thousands)	2008	2007	2007

Loans held for investment
Loans secured by real estate:
Residential one-to-four units	$10,959,601	$10,877,228	$11,227,561
Home equity loans and lines of credit	132,907	138,305	143,948
Residential five or more units	204,172	100,963	104,672
Commercial real estate	29,838	26,427	26,598
Construction	97,907	81,098	58,231
Land	10,708	49,521	50,864
Non-mortgage:
Commercial	5,305	5,000	5,000
Consumer	5,993	5,989	6,057

Total loans held for investment	11,446,431	11,284,531	11,622,931
Increase (decrease) for:
Undisbursed loan funds and net deferred costs and premiums	64,899	96,796	121,132
Allowance for losses	(761,824)	(348,167)	(142,218)

Total loans held for investment, net	$10,749,506	$11,033,160	$11,601,845

Loans held for sale
Residential one-to-four units	$7,624	$103,320	$89,794
Net deferred costs and premiums	(16)	(109)	53
Capitalized basis adjustment (a)	65	173	381

Total loans held for sale, net	$7,673	$103,384	$90,228

Residential one-to-four unit loans subject to negative amortization
Held for investment:
Amount	$5,715,066	$7,530,590	$8,255,389
Amount as a percentage of total residential one-to-four unit loans	52%	69%	74%
Negative amortization included in the loan balance	317,502	378,664	387,984
Negative amortization as a percentage of the associated loan balance	5.56%	5.03%	4.70%

(a) Reflected the change in fair value of the interest rate lock derivative from the date of rate lock to the date of funding.

Page 13

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	September 30,	December 31,	September 30,
(Dollars in Thousands)	2008	2007	2007

Non-performing assets
Non-accrual loans:
Residential one-to-four units:
Performing troubled debt restructurings (a)	$408,976	$400,562	$96,984
Other troubled debt restructurings	410,260	31,218	5,173
All other	888,644	448,516	253,259
Residential five or more units	2,900	-	-
Construction	12,195	15,933	7,808
Land	-	29,080	-
Other	448	837	511

Total non-accrual loans	1,723,423	926,146	363,735
Real estate acquired in settlement of loans	278,091	115,623	59,773

Total non-performing assets	$2,001,514	$1,041,769	$423,508

Non-performing assets as a percentage of total assets:
Performing troubled debt restructurings (a)	3.20%	2.99%	0.67%
All other non-performing assets	12.46	4.78	2.27

Total non-performing assets	15.66%	7.77%	2.94%

Performing troubled debt restructurings excluded from non-performing
assets (b)	$620,903	$-	$-

Delinquent loans
30-59 days	$274,876	$239,338	$129,563
60-89 days	205,212	135,177	75,958
90+ days (c)	941,179	314,365	180,933

Total delinquent loans	$1,421,267	$688,880	$386,454

Delinquencies as a percentage of total loans	12.41%	6.05%	3.30%

(a) Represents troubled debt restructurings (TDRs) associated with Downey’s borrower retention program wherein all loan payments were current and interest rates were modified to no less than that offered new borrowers at the time of loan modification. These TDR loans will be on non-accrual status until six consecutive months of successful payment history has been established, at which time they will be removed from non-accrual status and will no longer be reported as non-performing assets, just TDRs. Interest income is being recognized on these TDR loans as paid on a cash basis.
(b) Represents loans where the borrower has made six consecutive months of successful loan payments and the loan has been placed on accrual status, including $578 million associated with our borrower retention program and $43 million related to loans modified in loan workout situations.
(c) All 90 day or greater delinquencies are on non-accrual status and reported as part of non-performing assets.
Note: Certain prior period amounts have been reclassified to conform to the current presentation.
Page 14